Exhibit 99.1

PRIME IMPACT ACQUISITION I

BALANCE SHEET

	September 14, 2020	Pro Forma Adjustments		As Adjusted
		(Unaudited)		(Unaudited)
Assets
Current assets:
Cash	$2,961,840	$481,683	(b)	$2,961,840
		(481,683	)(c)
Prepaid expenses	421,800	-		421,800
Total current assets	3,383,640	-		3,383,640
Cash held in Trust Account	300,000,000	24,084,140	(a)	324,084,140
Total Assets	$303,383,640	$24,084,140		$327,467,780

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$428,444	$-		$428,444
Accrued expenses	424,450	-		424,450
Note payable - related party	98,301	-		98,301
Advance from related party	900,000	-		900,000
Total current liabilities	1,851,195	-		1,851,195
Deferred underwriting commissions	10,500,000	842,945	(d)	11,342,945
Total liabilities	12,351,195	842,945		13,194,140

Commitments and Contingencies
Class A ordinary shares; 28,603,244 and 30,927,363 shares subject to possible redemption at $10.00 per share, actual and as adjusted, respectively	286,032,440	23,241,190	(e)	309,273,630

Shareholders' Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,396,756 and 1,481,051 shares issued and outstanding (excluding 28,603,244 and 30,927,363 shares subject to possible redemption), actual and as adjusted, respectively	140	241	(a)	149
		(232	)(e)
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding (1)	863	-		863
Additional paid-in capital	5,034,156	24,083,899	(a)	5,034,153
		481,683	(b)
		(481,683	)(c)
		(842,945	)(d)
		(23,240,958	)(e)
Accumulated deficit	(35,154)	-		(35,154)
Total shareholders' equity	5,000,005	5		5,000,010
Total Liabilities and Shareholders' Equity	$303,383,640	$24,084,140		$327,467,780

(1) This number includes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.  On October 2, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,408,414 Units; thus, only 522,897 Class B ordinary shares remain subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

NOTE 1 - CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of Prime Impact Acquisition I (the “Company”) as of September 14, 2020, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on October 6, 2020 as described below.

The Company consummated its initial public offering (the “IPO”) of 30,000,000 units (the “Units”) on September 14, 2020. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $300.0 million. The Company granted the underwriters in the IPO (the “Underwriters”) a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments, if any. On October 2, 2020, the Underwriters partially exercised the over-allotment option to purchase an additional 2,408,414 units (the “Over-Allotment Units”). On October 6, 2020, the Company completed the sale of the Over-Allotment Units to Underwriters (the “Over-Allotment”), generating gross proceeds of approximately $24.1 million, and incurred additional offering costs of approximately $1.3 million in underwriting fees (inclusive of approximately $0.8 million in deferred underwriting commissions).

Simultaneously with the closing of the IPO on September 14, 2020, the Company completed a private placement (the “Private Placement”) of an aggregate of 5,400,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to Prime Impact Cayman, LLC, a Cayman Islands limited liability company (the “Sponsor”), generating proceeds of $ 8.1 million. Simultaneously with the closing of the Over-allotment Units, on October 6, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 321,122 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $0.5 million.

Upon closing of the Over-Allotment and the second closing of the Private Placement, an aggregate of approximately $24.1 million ($10.00 per Unit)  was placed in a trust account ("Trust Account"), for a total of approximately $324.1 million deposited in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee and will be invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

In addition, the Sponsor agreed to forfeit up to 1,125,000 Class B ordinary shares, par value $0.0001, to the extent that the over-allotment option is not exercised in full by the underwriters. On October 2, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,408,414 Units; thus, only 522,897 Class B ordinary shares remain subject to forfeiture.

Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option and the sale of the private placement warrants described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	Trust account	$24,084,140
	Class A common stock		$241
	Additional paid-in capital		$24,083,899
	To record sale of 2,408,414 Overallotment Units at $10.00 per Unit

(b)	Cash	$481,683
	Additional paid-in capital		$481,683
	To record sale of 321,122 Private Placement Warrants at $1.50 per warrant

(c)	Additional paid-in capital	$481,683
	Cash		$481,683
	To record payment of 2% of cash underwriting fee on overallotment option

(d)	Additional paid-in capital	$842,945
	Deferred underwriting commissions		$842,945
	To record additional deferred underwriting fee on overallotment option

(e)	Class A common stock	$232
	Additional paid-in capital	$23,240,958
	Class A common stock subject to possible redemption		$23,241,190
	To reclassify Class A ordinary shares out of permanent equity into mezzanine redeemable stock